UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
WESTERN REFINING, INC.

(Name of Registrant as Specified In Its Charter)
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April 24, 2006
To Our Stockholders:
      On behalf of the Board of Directors, I cordially invite all stockholders to attend the Annual Meeting of Western Refining, Inc. to be held on Wednesday, May 24, 2006 at 9:00 a.m. at Camino Real Hotel, 101 South El Paso Street, El Paso, Texas. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. Our 2005 Annual Report to stockholders, which is not a part of the proxy materials, is also enclosed and provides additional information regarding our financial results in 2005.
      Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend and your shares are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.
Thank you for your support.

Sincerely,

Paul L. Foster
President and Chief Executive Officer

NOTICE OF THE 2006
ANNUAL MEETING OF STOCKHOLDERS

       The Annual Meeting of the Stockholders of Western Refining, Inc. will be held on Wednesday, May 24, 2006, at 9:00 a.m. local time, at the Camino Real Hotel, located at 101 South El Paso Street, El Paso, Texas 79901, for the following purposes:

1. To elect two Class I directors to serve a three-year term;

2. To ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2006; and

3. To transact such other business as may properly come before the meeting, or any adjournment thereof.
      The Board of Directors has fixed the close of business on March 27, 2006 as the record date for the stockholders having the right to vote at the meeting or any adjournment. A list of such stockholders will be available for examination by a stockholder for any purpose germane to the meeting during ordinary business hours at 6500 Trowbridge Drive, El Paso, Texas 79905 during the ten days prior to the meeting. Stockholders holding at least a majority of the outstanding shares of our common stock are required to be present or represented by proxy at the meeting to constitute a quorum.
      Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:30 a.m. and seating will begin at 8:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Lowry Barfield
Vice President–Legal, General Counsel and
Secretary
El Paso, Texas
April 24, 2006
YOUR VOTE IS IMPORTANT
TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
May 24, 2006

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors in connection with the 2006 Annual Meeting of Stockholders of Western Refining, Inc., a Delaware corporation (the “Company”), to be held at the Camino Real Hotel, located at 101 South El Paso Street, El Paso, Texas 79901, on Wednesday, May 24, 2006, at 9:00 a.m. local time. Stockholders of record at the close of business on March 27, 2006, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof.
      When a properly executed proxy is received prior to the meeting, the shares represented will be voted at the meeting in accordance with the directions noted on the proxy. A proxy may be revoked at any time before it is exercised by submitting a written revocation or a later-dated proxy to the Secretary of the Company at the mailing address provided below or by attending the meeting in person and so notifying the inspector of elections.
      Management does not intend to present any business for a vote at the meeting, other than (i) the election of directors, and (ii) the ratification of Ernst & Young LLP as the Company’s independent auditor for fiscal year 2006. Unless stockholders specify otherwise in their proxy, their shares will be voted FOR the election of the nominees listed in this proxy statement and FOR the ratification of the independent auditor. If other matters requiring the vote of stockholders properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their best judgment.
      The complete mailing address of the Company’s executive offices is 6500 Trowbridge Drive, El Paso, Texas 79905. The approximate date on which this proxy statement and the accompanying proxy card are being sent or given to the stockholders of the Company is April 17, 2006.
VOTING SECURITIES
      On March 27, 2006, the record date, there were outstanding 68,407,067 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock, held on the record date. Stockholders do not have cumulative voting rights.
PROPOSAL 1: ELECTION OF DIRECTORS
      Board of Directors. Our Bylaws provide for the Board of Directors to serve in three classes having staggered terms of three years each. Two Class I directors will be elected at the 2006 Annual Meeting to serve for a three-year term expiring at the Annual Meeting of Stockholders in 2009. Pursuant to Delaware law, in the event of a vacancy on the Board of Directors, a majority of the remaining directors will be empowered to elect a successor, and the person so elected will hold office for the remainder of the full term of the director whose death, retirement, resignation, removal, disqualification or other cause created the vacancy and thereafter until the election of a successor director. Our Bylaws allow our Board of Directors to fix the number of directors serving on the Board. Our Board of Directors has fixed the number of directors at nine. We currently do not have nine members on our Board of Directors because we just completed our initial public offering, but we are actively searching for additional qualified candidates to serve on our Board of Directors.

      Recommendation; Proxies. The Board of Directors recommends a vote FOR each of the nominees named below. The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority FOR the election of the nominees named below. Although our Board of Directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.
      Nominees. The following table sets forth information for each nominee. Each nominee has consented to be named in this proxy statement and to serve as a director, if elected.

Name	Principal Occupation	Age	Class

Brian J. Hogan	Mr. Hogan was appointed to our Board of Directors in January 2006. He has served as an officer of Hogan Motor Leasing, Inc., a full-service regional truck leasing company, since 1986. He has served as its President since 1990. Mr. Hogan also serves as a director of Missouri State Bank and on various transportation and leasing industry professional association boards and charitable organization boards.	44	I

Scott D. Weaver	Mr. Weaver was elected to our Board of Directors in September 2005. He served as our Chief Financial Officer, Treasurer and Secretary since joining us in 2000 until August 2005, when he became Chief Administrative Officer and resigned as Chief Financial Officer and Treasurer; in November 2005, he resigned as Secretary and became our Assistant Secretary. He has served in various finance and accounting positions since 1980. Prior to joining us, Mr. Weaver was the Chief Financial Officer of Encore Wire Corporation, a publicly-traded copper wire manufacturing company, from 1993 to 2000. Mr. Weaver currently serves on the board of directors of Encore.	47	I

      Other Directors. The following table sets forth certain information for the Class II and Class III directors, whose terms will expire at the Annual Meetings of Stockholders in 2007 and 2008, respectively.

Name	Principal Occupation	Age	Class

Jeff A. Stevens	Mr. Stevens was elected to our Board of Directors in September 2005. He has served as our Executive Vice President since joining our operating subsidiary in 2000. Mr. Stevens has over 19 years of oil industry and marketing experience. Prior to joining us, Mr. Stevens was the Senior Vice President — Supply and Marketing from 1997 to 2000 at Giant Industries, Inc, or Giant. He served as Vice President — Supply and Marketing of Phoenix Fuel from 1993 until 1997, when it was acquired by Giant.	42	II

Ralph A. Schmidt	Mr. Schmidt was appointed to our Board of Directors in February 2006. He joined us in July 2001 as Vice President of Refining and became our Chief Operating Officer in September 2005. Mr. Schmidt has over 36 years of oil industry experience serving in various refinery management positions. Mr. Schmidt served as Vice President and Refinery General Manager for Clark Refining and Marketing from 1993 to 1998, where he was responsible for all aspects of Clark’s Port Arthur business unit. From September 1998 to 2001, Mr. Schmidt was a consultant for Stancil & Company, where he served as managing director for a European refiner on a contract basis.	59	II

Paul L. Foster	Mr. Foster was elected to our Board of Directors in September 2005. He has served as our President and Chief Executive Officer since 2000. Mr. Foster has over 25 years of oil industry and marketing experience. In 1993, Mr. Foster became Vice President and General Manager of Border Refining Company and in 1997 became President and Chief Executive Officer of WRC Refining Company. At both companies, he was responsible for managing the activities of our company under a management contract. In 2000, Mr. Foster acquired the ownership of our company through related entities and was named President and Chief Executive Officer.	48	III

Name	Principal Occupation	Age	Class

L. Frederick Francis	Mr. Francis was appointed to our Board of Directors in February 2006. He currently serves as Vice Chairman of Bank of the West, an El Paso-based bank, as well as Chairman and Chief Executive Officer of Prime Capital Management and Francis Properties, firms primarily engaged in family investments. Mr. Francis is the current Chairman of the Board of Regents of Texas Tech University and also serves on the boards of other civic and charitable organizations.	49	III

Carin M. Barth	Ms. Barth was appointed to our Board of Directors in March 2006. She currently serves as President of LB Capital, Inc., a firm engaged in the acquisition and ownership of operating businesses in industries ranging from basic manufacturing to retail operations. Ms. Barth recently served as Chief Financial Officer of the U.S. Department of Housing and Urban Development and currently serves as an expert consultant to HUD. She currently serves on the Advisory Board of Directors for Amegy Bancorporation where she had served on its Board of Directors before its acquisition by Zions Bancorporation. Ms. Barth also serves on the boards of other educational and charitable organizations.	43	III
Vote Required
      If a quorum is present in person or represented by proxy at the 2006 Annual Meeting of Stockholders, the two nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting, but will have no other legal effect upon the election of directors under Delaware law.
BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
      Meetings. The Board of Directors held no meetings during fiscal 2005 and acted pursuant to written consents in lieu of meetings on five occasions. The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director is expected to attend each meeting of the Board of Directors and those committees on which he or she serves. In addition to meetings, the Board of Directors and its committees review and act upon matters through written consent procedures. The Company did not establish the committees until January 2006, and therefore there were no committee meetings or consent actions in 2005. In 2005 the Board of Directors consisted of Paul L. Foster, Jeff A. Stevens and Scott D. Weaver.
      Compensation. Beginning in 2006, our non-employee directors receive an annual fee of $40,000 and an additional fee of $1,500 per board of directors or committee meeting attended. Each non-employee director also is granted shares of restricted stock under our Western Refining Long-Term Incentive Plan, in an amount equal to $40,000 (based on the closing market price of our common stock on the date of grant), which is granted upon first being either elected by the stockholders or appointed by the board of directors; such amount is also paid each year on the date of our annual meeting of stockholders. The chairperson of each of our committees also receives an annual fee of $5,000. We also reimburse our directors for all reasonable expenses incurred for attending meetings and service on our board of directors.
      Stockholder Communications. The Board of Directors maintains a process for stockholders to communicate with the non-management members of the Board of Directors. Stockholders wishing to communicate with the non-management members of the Board of Directors should send any communication to Corporate Secretary, Western Refining, Inc., 6500 Trowbridge Drive, El Paso, Texas 79905. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.
      Independence. The Board of Directors has affirmatively determined that Brian J. Hogan, L. Frederick Francis and Carin M. Barth are independent within the meaning of the SEC rules and regulations and the New York Stock Exchange director independence standards and otherwise have no material relationship with the Company either directly or as a partner, stockholder or affiliate of an organization that has a relationship with the Company. The Board of Directors based this determination on a review of all of the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations and family and other relationships.
      Executive Sessions. Board meetings regularly include an executive session of all non-management directors. Ms. Barth leads these executive sessions.
Committees
      In compliance with the requirements of the Sarbanes Oxley Act of 2002, the New York Stock Exchange listing standards and SEC rules and regulations all of the directors on each of our committees are currently independent. The following table shows the committees on which each director serves:

Nominating
Director	Audit	Compensation	and Governance

Scott D. Weaver
Brian J. Hogan	X	X	X
Jeff A. Stevens
Ralph A. Schmidt
Paul L. Foster
L. Frederick Francis	X	X	X
Carin M. Barth	X	X	X

      Audit Committee. The responsibilities of the Audit Committee, composed of Messrs. Barth (Chairman), Hogan and Francis, include:

•	engaging the independent auditors;

•	reviewing interim financial information;

•	reviewing the scope and results of the annual audit of our consolidated financial statements with the independent auditors, internal auditors and management;

•	reviewing the independence of the independent auditors;

•	reviewing actions by management on the independent and internal auditors’ recommendations; and

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal controls and internal audit procedures.
      To promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors and management. Our Board of Directors has determined that Ms. Barth is an audit committee financial expert. The Board of Directors has adopted a charter for the Audit Committee, a copy of which is available on our website (www.westernrefining.com) and is attached to this Proxy Statement as Annex A.
      Compensation Committee. The responsibilities of the Compensation Committee, composed of Messrs. Francis, Hogan and Barth include:

•	reviewing our executive salary and bonus and overall compensation structure;

•	reviewing our employee stock incentive plans as well as incentive alternatives;

•	reviewing our performance-based compensation plans;

•	conducting annual performance evaluations of the Committee;

•	reviewing employment agreements and severance agreements; and

•	recommending directors’ compensation.
      The Compensation Committee has formed a Section 162(m) Compensation Subcommittee to establish, administer and certify attainment of performance goals in order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, and to grant performance-based awards under the Western Refining Long-Term Incentive Plan. The Subcommittee is composed of Messrs. Hogan and Barth. Our Board of Directors has adopted a charter for the Compensation Committee, a copy of which is available on our website (www.westernrefining.com).
      Nominating and Corporate Governance Committee. The responsibilities of the Nominating and Corporate Governance Committee, composed of Messrs. Hogan, Francis and Barth, include:

•	evaluating candidates to fill vacancies on our Board of Directors, and any committees thereof;

•	overseeing the evaluation of our Board of Directors, and any committees thereof;

•	evaluating annually the performance of our Chief Executive Officer

•	recommending general matters for consideration by our Board of Directors,

•	overseeing corporate governance principles and guidelines; and

•	considering qualifications required for Board of Directors service and for nominations by the committee and by stockholders.
      Our Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, a copy of which is available on our website (www.westernrefining.com).

      The Nominating and Corporate Governance Committee has used, to date, an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Nominating and Corporate Governance Committee and our Board of Directors. The Nominating and Corporate Governance Committee has recently established procedures for identifying and evaluating nominees. First, the Committee determines the needs of the Board of Directors. Qualifications for consideration as a board nominee vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, the following criteria , among others, is considered for selection of members to serve on the Company’s Board of Directors:

•	highest ethical standards and integrity,

•	willingness to act on and be accountable for Board decisions,

•	high level of education and/or business experience,

•	time available for meeting and consultation on our business matters,

•	understanding of our business and industry,

•	strategic thinking and willingness to share ideas,

•	loyalty and commitment to driving our success,

•	network of contacts, and

•	experience on other Board of Directors.
      The Nominating and Corporate Governance Committee will consider nominees recommended by a stockholder who is entitled to vote at a meeting of stockholders called for the election of directors. Nominations made by a stockholder must be made by giving notice in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of stockholders called for the election of directors or (ii) 10 days after the Board of Directors makes public disclosure of the date of such meeting. In no event shall the public disclosure of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice must set forth the following information as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person, (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the Company, and (v) such person’s written consent to being named as a nominee for election as a director and to serve as a director if elected. Such stockholder’s notice must also set forth the following information as to the stockholder giving the notice: (i) the name and address, as they appear in the stock records of the Company, of such stockholder, (ii) the class and number of shares of capital stock of the Company that are then beneficially owned by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each nominee for election as a director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such stockholder, and (iv) any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as a director of the Company. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of the Company or by a stockholder.

CODE OF CONDUCT AND CODE OF ETHICS
      The Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and the Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, is available on the Company’s website (www.westernrefining.com).
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors consists of three directors who are independent, as defined by the standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Committee was formed in January 2006, in connection with the Company’s initial public offering. Under the charter approved by the Board of Directors, the Committee assists the Board of Directors in overseeing matters relating to the accounting and financial reporting practices of the Company, the adequacy of its internal controls and the quality and integrity of its financial statements and is responsible for selecting and retaining the independent auditors. The Company’s management is responsible for preparing the financial statements of the Company, and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role under the charter is to provide oversight of management’s responsibility. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.
      The Audit Committee has met and held discussions separately and jointly with each of the management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.
      The independent auditors provided the Committee with a written statement describing all of the relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also discussed with the auditors any relationships that may impact the independence of the auditors. The Committee discussed and reviewed with the independent auditors all communications required to be discussed by standards of the Public Company Accounting Oversight Board, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”
      Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, its review of the representations of management, and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report for the fiscal year ended December 31, 2005.

Carin Barth, Chairman
Brian J. Hogan
L. Frederick Francis
March 20, 2006

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Officers
      Our executive officers are as follows:

Name	Age	Position

Paul L. Foster	48	President and Chief Executive Officer
Jeff A. Stevens	42	Executive Vice President
Ralph A. Schmidt	59	Chief Operating Officer
Scott D. Weaver	47	Chief Administrative Officer and Assistant Secretary
Gary R. Dalke	53	Chief Financial Officer & Treasurer
Lowry Barfield	48	Vice President — Legal, General Counsel and Secretary
      See “Proposal 1: Election of Directors” for the biographies of Messrs. Foster, Stevens, Schmidt and Weaver.
      Gary R. Dalke joined us in 2003 as Chief Accounting Officer and became our Chief Financial Officer in August 2005 and Treasurer in September 2005. Mr. Dalke has over 20 years of oil industry experience. Mr. Dalke held various positions from 1997 to 2003 with Giant, most recently as Chief Accounting Officer. He was the Chief Financial Officer of Phoenix Fuel when it was acquired by Giant in 1997.
      Lowry Barfield has served as our outside counsel since 1999 and became our Vice President — Legal, General Counsel and Secretary in November 2005. Prior to joining us, Mr. Barfield had been practicing law since September 2004 at his own private law firm, before which time, he practiced law at Robins, Kaplan, Miller & Ciresi from April 2003 through August 2004 and Larson King, LLP from January 1999 until April 2003. Mr. Barfield has addressed numerous legal issues relating to the oil and refining industry over his 23-year career in private practice.
Executive Compensation
      The following table sets forth information regarding compensation earned by our Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer for services rendered in all capacities to the Company and its subsidiaries in the years 2004 and 2005. None of our officers have been granted or hold any options, SARs or LTIP awards.
SUMMARY COMPENSATION TABLE

		Annual Compensation
				All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)

Paul L. Foster	2005	$675,000	$907,000	$32,030
President & Chief Executive Officer	2004	$579,808	$457,000	$31,461
Jeff A. Stevens	2005	$525,000	$706,000	$29,615
Executive Vice President	2004	$450,962	$441,000	$29,924
Ralph A. Schmidt	2005	$420,000	$565,000	$28,698
Chief Operating Officer	2004	$360,769	$425,000	$30,368
Scott D. Weaver	2005	$337,500	$454,000	$28,500
Chief Administrative Officer &	2004	$289,904	$341,000	$25,400
Assistant Secretary
Gary R. Dalke(2)	2005	$235,116	$270,000	$30,527
Chief Financial Officer & Treasurer	2004	$200,000	$126,000	$30,292

(1)	The following Other Compensation was paid to our named executive officers in 2004 and 2005:

			Company 401(k)
			Plan
		Car Allowance	Contribution	Club Dues	Total
Name	Year	($)	($)	($)	($)

Paul L. Foster	2005	9,000	16,800	6,230	32,030
	2004	9,000	16,400	6,061	31,461

Jeff A. Stevens	2005	9,000	16,800	3,815	29,615
	2004	9,000	16,400	4,524	29,924

Ralph A. Schmidt	2005	9,000	16,800	2,898	28,698
	2004	9,000	16,400	4,968	30,368

Scott D. Weaver	2005	9,000	16,800	—	25,800
	2004	9,000	16,400	—	25,400

Gary R. Dalke	2005	9,000	16,800	4,727	30,527
	2004	9,000	16,281	5,011	30,292

(2)	In 2003, Mr. Dalke was granted equity appreciation rights. See “Certain Relationships and Related Party Transactions — Equity Appreciation Rights.” One-third of the equity appreciation rights vested on each anniversary of the date of grant. As of the date of grant, the equity appreciation rights had no value. In December 2005, the equity appreciation rights were amended to provide all participants with the right to receive cash and, when our initial public offering closed, shares of our Common Stock. Under the amendment, as of December 31, 2005, Mr. Dalke was entitled to receive $4.3 million in cash and when the initial public offering closed, 272,622 shares of restricted stock.
Option Grants in 2005
      There were no options for shares of our Common Stock granted to, or exercised by, the named executive officers in 2005.
Employee Benefit Plans
     Long-Term Incentive Plan
      We have adopted, and our stockholders have approved, the Western Refining Long-Term Incentive Plan, or Plan, in January 2006. The Plan is intended to promote the interests of us and our stockholders by encouraging our employees and non-employee directors to acquire or increase their equity interests in our Common Stock, thereby giving them an added incentive to work toward our continued growth and success. The Plan is a broad-based incentive plan, which allows for the issuance of stock options, purchased stock, bonus stock, stock appreciation rights, restricted stock, restricted stock units, performance awards or other stock or other performance-based awards. The maximum number of shares of our common stock that may be issued under the Plan is 5,000,000 shares. Other Plan limitations include:

•	annual individual performance awards are limited to 1,000,000 shares;

•	annual individual awards to non-employee directors are limited to 200,000 shares; and

•	no more than 3,000,000 shares can be issued pursuant to incentive options during the life of the Plan.
      The Plan is administered by our Compensation Committee. The Plan terminates on, and no further awards will be made after, January 10, 2016.

      The following table summarizes our use of equity securities as a form of compensation for services rendered to the Company.

	Number of Securities to be		Number of Securities Remaining
	Issued Upon Exercise of	Weighted-Average Exercise	Available for Future Issuance
	Outstanding Options,	Price of Outstanding Options,	Under Equity Compensation
	Warrants and Rights	Warrants and Rights	Plans

Equity compensation plans approved by security holders	—	N/A	3,038,223
Equity compensation plans not approved by security holders	—	N/A	—

Total	—	N/A	3,038,223

     401(k) Plan
      We have a Section 401(k) Retirement Savings Plan, or 401(k) Plan. The 401(k) Plan is a tax-qualified retirement plan. Under the 401(k) Plan, participants may elect to defer up to 100% of their compensation on a pre-tax basis, subject to the annual limits set by the IRS, and contribute it to the 401(k) Plan. We make a 400% matching contribution to the account of each eligible participant of their first 2% of elective compensation deferrals (up to a maximum matching contribution equal to 8%), subject to applicable IRS limitations. We may elect to make discretionary contributions to the 401(k) Plan, which would be allocated on the basis of compensation. The participant is 100% vested in all matching and discretionary contributions to the 401(k) Plan.
     Employment Agreements
      We have entered into employment agreements with each of Messrs. Foster, Stevens, Schmidt, Weaver and Dalke. These employment agreements have an initial term that expires three years from the effective date but will automatically be extended for successive one-year terms unless either party gives written notice within 180 days prior to the end of the term to the other party that such party desires not to renew the employment agreement.
      The employment agreements provide for an annual base salary of $675,000, $525,000, $420,000, $337,500 and $275,000 for Messrs. Foster, Stevens, Schmidt, Weaver and Dalke, respectively. In addition, each of Messrs. Foster, Stevens, Schmidt, Weaver and Dalke are eligible to participate in any annual bonus plan applicable to the executive and approved by the Board of Directors or the Compensation Committee, in amounts to be determined by the Compensation Committee, based on criteria established by the Compensation Committee. During the period of employment under these agreements, each of the officers are entitled to additional benefits, including reimbursement of business and entertainment expenses, paid vacation, an automobile allowance and participation in other company benefits, plans or programs that may be available to our other executives or employees.
      If one of these officer’s employment is involuntarily terminated without cause, the employee is entitled to severance in an amount equal to two times the employee’s annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth his annual base salary. If such involuntary termination occurs during a change of control period, this severance amount will be paid in a lump sum and its calculation will include bonuses received by the officer pursuant to the terms of the agreement. In addition to severance payment(s), the employee may be entitled to continue to participate in certain employee benefit plans for a period of up to two years.
     Indemnification Agreements
      We entered into indemnification agreements with each of our directors and executive officers. Pursuant to the indemnification agreements, we have agreed to indemnify such persons against expenses

(including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer of the Company, is made or threatened to be made a party to any suit or proceeding. These persons will be indemnified to the fullest extent now or hereafter permitted by the Delaware General Corporation Law. The indemnification agreements also provide for the advancement of expenses to these directors and officers in connection with any suit or proceeding.
COMPENSATION COMMITTEE REPORT
      The Compensation Committee of the Board of Directors consists of three directors who are not employees of the Company and who are independent, as defined by the standards of the New York Stock Exchange and the rules and regulations of the Securities and Exchange Commission. The Committee was not formed until January 2006, after the Company’s initial public offering. The Compensation Committee has formed a Section 162(m) Compensation Subcommittee that meets the independence requirements under Section 162(m) of the Internal Revenue Code of 1986, as amended, for performance-based compensation. The Committee annually reviews the Company’s compensation program and policies for executive officers and directors and determines the compensation of executive officers and directors. Compensation decisions pertaining to executive officer compensation made prior to completion of the Company’s initial public offering in January 2006 were made by the Company’s management.
      Compensation of Executive Officers. The Committee’s overall policy regarding compensation of the Company’s executive officers is to provide competitive salary levels and compensation incentives that (1) attract and retain individuals of outstanding ability in these key positions, (2) recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality, and (3) support both the short-term and long-term goals of the Company. The Committee believes that this approach closely links the compensation of the Company’s executives to the accomplishment of Company goals that coincide with stockholder objectives.
      In addition, the Committee considers the anticipated tax treatment of the Company’s executive compensation program. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million, unless certain conditions are met.
      The executive compensation program includes three elements that, taken together, constitute a flexible and balanced method of establishing total compensation for the Company’s executive officers. These elements are (1) base salary, (2) an annual bonus, and (3) long-term incentive awards.
      Providing Competitive Levels of Compensation. The Committee generally attempts to provide the Company’s executives with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to the performance achieved by the Company’s peers. The Committee determines a competitive level of compensation for each executive based on information drawn from a variety of sources, including proxy statements of other companies and surveys conducted by compensation consultants.
      While the targeted value of an executive’s compensation package may be competitive, its actual value may exceed or fall below competitive levels depending on performance, as discussed below.
      Base Salaries. The Committee will periodically review and establish executive base salaries. Generally, base salaries will be determined according to the following factors: the individual’s experience level, scope and complexity of the position held and annual performance of the individual. In addition, the Committee may consider survey data. The initial salaries for the Company’s executive officers were established in their respective employment agreements in connection with the Company’s initial public offering.
      Annual Bonus. The purpose of the annual bonus is to provide motivation toward, and reward the accomplishment of, corporate annual objectives and to provide a competitive compensation package that will attract, reward and retain individuals of the highest quality. As a pay-for-performance plan, bonus awards are paid based upon the achievement of corporate performance objectives established for the fiscal year. Bonus awards will be paid in cash and/or restricted stock if the target performance levels are achieved.
      Targeted bonus award levels for the Company’s executive officers are established by the Section 162(m) Compensation Subcommittee each year. The Company’s annual performance measures are established jointly with management. For fiscal 2006, bonus targets for the Company’s Chief Executive Officer and its other executive officers are based on achieving a specified increase in adjusted EBITDA for fiscal year 2006 compared to adjusted EBITDA for fiscal year 2005. Bonus amounts can range from zero up to an amount not to exceed 200% of each executive officer’s base salary. Payments of bonus amounts may be made in cash, stock or a combination of both, in the discretion of the Subcommittee.
      Long-Term Incentive Program. The Western Refining Long-Term Incentive Plan was introduced to focus management attention on Company performance over a period of time longer than one year in recognition of the long-term horizons for return on investments and strategic decisions in the refining industry. The program is designed to motivate management to assist the Company in achieving a high level of long-term performance and serves to link this portion of executive compensation to long-term stockholder value. The Compensation Committee will attempt to provide the Company’s executives with a total compensation package that is competitive and reflective of the performance achieved by the Company compared to its peers, and is typically weighted toward long-term incentives.
      CEO Compensation. Mr. Foster receives compensation under his January 2005 employment agreement with the Company. Any increase in the level of his compensation will be determined by the Committee based on an analysis of compensation for executives with similar responsibilities at companies of similar size within the refining industry together with an evaluation of the nature of the position; the expertise and responsibility that the position requires; Mr. Foster’s extensive experience in the refining industry; the performance of the Company during the prior years; and the subjective judgment of the members of the Committee regarding a reasonable level of compensation.

L. Frederick Francis
Brian J. Hogan
Carin M. Barth
April 18, 2006
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information regarding the beneficial ownership of our Common Stock owned of record and beneficially for:

•	each person known by us to beneficially own more than 5% of our outstanding Common Stock;

•	each executive officer named in the Summary Compensation Table;

•	each of our directors;

•	each nominee for director; and

•	all of our executive officers and directors as a group.
      The number of shares and percentage of beneficial ownership set forth below are based on 68,404,777 shares of Common Stock of the Company issued and outstanding as of March 31, 2006. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table below have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, and their address is 6500 Trowbridge Drive, El Paso, Texas 79905.

	Amount and
	Nature of
	Beneficial	Percent of
Name	Ownership	Class

Paul L. Foster(1)	29,300,562	42.8%
Jeff A. Stevens(2)	7,243,352	10.6%
Ralph A. Schmidt(3)	2,012,043	2.9%
Scott D. Weaver(4)	2,012,043	2.9%
Brian J. Hogan	12,192	*
Gary R. Dalke	272,622	*
L. Frederick Francis	12,500	*
Carin M. Barth(5)	8,029	*
RHC Holdings, L.P.	40,162,320	58.7%
WRC Refining Company(6)	807,302	1.2%
All directors and officers as a group (9 persons)(7)	40,901,343	59.8%

*	Indicates beneficial ownership of less than one percent of the total outstanding common stock.

(1)	Of the shares indicated as beneficially owned by Mr. Foster, 28,515,248 shares are owned by RHC Holdings, L.P., in which Mr. Foster holds a 71% beneficial ownership interest, and 785,314 shares are owned by WRC Refining Company, in which Mr. Foster holds a 97.3% interest. RHC has sole voting and investment power with respect to such shares owned by it. Mr. Foster is the controlling stockholder and Chief Executive Officer of WRC Refining Company and, as such, may be deemed to have voting and dispositive power over the shares owned by WRC Refining Company.

(2)	Of the shares indicated as beneficially owned by Mr. Stevens, 7,229,218 shares are owned by RHC Holdings, L.P., in which Mr. Stevens holds an 18% limited partner interest, and 14,134 shares are owned by WRC Refining Company, in which Mr. Stevens holds a 1.8% interest. RHC Holdings, L.P. and WRC Refining Company have sole voting and dispositive power with respect to such shares owned by them.

(3)	Of the shares indicated as beneficially owned by Mr. Schmidt, 2,008,116 shares are owned by RHC Holdings, L.P., in which Mr. Schmidt holds a 5% limited partner interest, and 3,927 shares are owned by WRC Refining Company, in which Mr. Schmidt holds a 0.5% interest. RHC Holdings, L.P. and WRC Refining Company have sole voting and dispositive power with respect to such shares owned by them.

(4)	Of the shares indicated as beneficially owned by Mr. Weaver, 2,008,116 shares are owned by RHC Holdings, L.P., in which Mr. Weaver holds a 5% limited partner interest, and 3,927 shares are owned by WRC Refining Company, in which Mr. Weaver holds a 0.5% interest. RHC Holdings, L.P. and WRC Refining Company have sole voting and dispositive power with respect to such shares owned by them.

(5)	Of the shares indicated as beneficially owned by Ms. Barth, 3,420 shares are owned by three trusts for the benefit of her children under which she is the trustee and has sole voting and dispositive power.

(6)	Of the shares indicated as beneficially owned by WRC Refining Company, 401,622 shares are owned by RHC Holdings, L.P., in which WRC Refining Company holds a 1% general partner interest.

(7)	Of the shares indicated as beneficially owned by the directors and executive officers as a group, 40,162,320 shares are owned by RHC Holdings, L.P., in which such directors and executive officers hold a beneficial ownership interest, and 405,680 shares are owned by WRC Refining Company, in which such directors and executive officers hold a beneficial ownership interest.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has any executive officers serving on our Compensation Committee. No interlock relationship exists between our Board of Directors or the Compensation committee of any other company.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Initial Public Offering
      In connection with our initial public offering, our controlling stockholder, RHC Holdings, L.P., received 47,215,971 shares of our Common Stock in exchange for the limited partner interests in Western Refining Company, L.P. and WRC Refining Company, the general partner of RHC Holdings, L.P., received 476,929 shares of our Common Stock in exchange for the membership interest in the general partner of Western Refining Company, L.P., each pursuant to a Contribution Agreement, dated January 24, 2006. Paul L. Foster, our President, Chief Executive Officer and member of the our Board of Directors, owns a 71% limited partner interest in RHC Holdings, L.P. and a 97.3% interest in WRC Refining Company, of which Mr. Foster is the controlling stockholder and Chief Executive Officer. In addition, Jeff A. Stevens owns an 18% limited partner interest in RHC Holdings, L.P. and a 1.8% interest in WRC Refining Company; Ralph A. Schmidt owns a 5% limited partner interest in RHC Holdings, L.P. and a 0.5% interest in WRC Refining Company; and Scott D. Weaver owns a 5% limited partner interest in RHC Holdings, L.P. and a 0.5% interest in WRC Refining Company.
Aircraft Lease
      In December 2004, Western Refining Company, L.P., our wholly-owned subsidiary, entered into a non-exclusive aircraft lease agreement with N456JW Aviation, Inc., or Aviation. The indirect stockholders of Aviation are Messrs. Foster, Stevens, Schmidt and Weaver. Pursuant to the lease agreement, an aircraft can be leased by us at a rate of $600 per flight hour. In addition, we are responsible for all operating and maintenance costs associated with our use of the aircraft. During 2005, we expensed approximately $245,000 in connection with payments to Aviation for leasing the aircraft. In addition, we incurred approximately $954,000 of expenses related to operating the aircraft during the same period, of which Messrs. Foster, Stevens, Schmidt and Weaver have reimbursed us for approximately $251,000, $43,000, $10,000 and $2,000, respectively, relating to personal use of the aircraft pursuant to a time sharing agreement with such officers. We have a policy requiring that such officers deposit in advance of any personal use of the aircraft an amount equal to three months of anticipated expenses for use of the aircraft. We believe that we lease the aircraft from Aviation on terms no less favorable to us than would be obtained from an unaffiliated third party.
Loans to Ascarate Group, LLC
      In June 2005, Western Refining Company, L.P. made a loan with up to $2 million of availability to Ascarate Group LLC, or Ascarate, for purposes of financing acquisitions of real estate located adjacent to our refinery. Ascarate was owned by Messrs. Foster, Stevens, Schmidt and Weaver. The loan agreement provides for the payment of interest quarterly at the prevailing prime rate, subject to a maximum rate per annum of 12%. The principal balance is due on June 1, 2010. The loan is secured by deeds of trust and security agreements covering two parcels of real estate and any additional properties acquired by Ascarate with such funds. As of December 31, 2005, the principal balance on the loan was approximately $79,000. We believe that the loan made to Ascarate is on terms no less favorable to us than would be made to an unaffiliated third party. Effective January 31, 2006, we acquired the ownership interests in Ascarate for a nominal amount, and Ascarate became a wholly-owned subsidiary of Western Refining Company, L.P.

Real Property Lease
      In March 2005, Western Refining L.P., as lessee, entered into a lease agreement with WRC Real Estate Investors, L.L.C., or WRC Real Estate, as lessor. WRC Real Estate is owned by Messrs. Foster, Stevens, Schmidt and Weaver. Pursuant to the lease agreement, we leased approximately 12 acres of property adjacent to our refinery until July 2005 when we purchased the property from WRC Real Estate for $2,075,000. The lease agreement provided for monthly rent of $12,500. In addition, we were responsible for paying all taxes, utilities and maintenance costs on the property, as well as maintaining minimum levels of insurance coverage on the property. Prior to termination of the lease, we paid approximately $53,000 in rent to WRC Real Estate.
Product Sales to Transmountain Oil Company
      We sell refined product to Transmountain Oil Company, L.C., or Transmountain, which is a distributor in the El Paso area. Messrs. Foster, Stevens, Weaver and Schmidt own TMO Holdings, LLP, which acquired a 61.1% interest in Transmountain in June 2004. During 2005, sales to Transmountain totaled approximately $75.2 million at market-based rates. Total accounts receivable due from Transmountain as of December 31, 2005, were $3.2 million.
Lease with Transmountain
      In October 2005, we entered into a lease agreement with Transmountain for office space adjacent to our refinery. The ten-year lease provides for Transmountain to pay us monthly rent of $6,800, subject to adjustment for inflation after five years. Transmountain is responsible for paying all taxes, utilities and maintenance costs on the property, as well as maintaining minimum levels of insurance coverage on the property. We believe that the lease with Transmountain is on terms no less favorable to us than would be provided to an unaffiliated third party.
Equity Appreciation Rights
      RHC Holdings, L.P., the former general partner of Western Refining Company, L.P., granted equity appreciation rights, or EARs, to certain employees of Western Refining Company, L.P. to attract and retain management, motivate employees to achieve our long-range goals, provide compensation competitive with similar business and promote our long-term growth in value. These EARs were granted to nine individuals, including eight non-executive officers and Mr. Dalke. Each right entitled the holder to receive cash or notes, at our option, in an amount equal to the excess of the fair market value of each right at the date of exercise over the issue price of such right, as established at the time the right was granted. One-third of the rights vested on each anniversary of the vesting date set forth in the award agreement. The fair market value of each right was equal to 0.001% of four times the average annual earnings before interest, taxes, depreciation and amortization of Western Refining Company, L.P. for the prior 36 months ended at the end of its fiscal year immediately preceding the date for which the calculation was made plus its cash minus its debt at the end of such fiscal year. In December 2005, the equity appreciation rights were amended to provide all participants with the right to receive cash and, when our initial public offering closed, shares of our common stock.
      RHC Holdings, L.P. assigned its obligations under the EARs to Western Refining Company, L.P. In connection with the closing of our initial public offering, all of the EARs were liquidated in exchange for $28 million in cash; of this amount, Mr. Dalke received $4.3 million in cash. In addition, we granted 1,772,042 shares of restricted stock under our Western Refining Long-Term Incentive Plan to holders of EARs, including 272,622 shares to Mr. Dalke. The shares of restricted stock vest ratably each quarter for two years.

Legal Fees
      Prior to joining us in November 2005, Mr. Barfield, our Vice President — Legal, General Counsel and Secretary owned his own private law firm. During 2005, we paid Mr. Barfield’s law firm approximately $1.2 million in fees and expenses for legal services performed prior to joining us.
PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR
      The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditor for fiscal year 2006, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board of Directors is submitting the selection of Ernst & Young LLP for ratification by our stockholders as a matter of good corporate practice.
      The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to approve the ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for the current fiscal year. The Board of Directors unanimously recommends that you vote FOR this proposal.
      Ernst & Young LLP has advised the Company that it will have a representative available at the 2006 Annual Meeting to respond to appropriate questions.
Principal Accountant Fees and Services
      For fiscal years 2005 and 2004, the following fees were billed by Ernst & Young LLP to the Company (or its predecessors) for the indicated services:

	2005	2004

Audit Fees	$1,061,275	$205,100
      Audit Fees consist of fees billed for professional services rendered for (i) the audit of our consolidated financial statements (ii) the review of the interim consolidated financial statements included in quarterly reports, (iii) the filing of our registration statement on Form S-1 in connection with our initial public offering, (iv) services relating to comfort letters and (v) other services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
      The Company did not incur any audit-related fees, tax fees or other fees in 2004 or 2005.
Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm
      The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The services described above for 2004 and 2005 occurred prior to the formation of the Audit Committee and were not approved by the Audit Committee.

STOCK PERFORMANCE GRAPH
      We are not providing a comparative graph showing the cumulative return of our Common Stock because our Common Stock was not publicly traded during fiscal year 2005. Our Common Stock commenced trading on the New York Stock Exchange on January 18, 2006 at the initial public offering price of $17.00 per share.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our Common Stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file. Because we were not a reporting company during 2005, no Section 16(a) forms were required to be filed.
SOLICITATION
      The Company is soliciting proxies for the 2006 Annual Meeting and will bear the cost of solicitation. In addition to solicitation by mail, certain of the directors, officers or regular employees of the Company may, without extra compensation, solicit the return of proxies by telephone or electronic media. Arrangements will be made with brokerage houses, custodians and other fiduciaries to send proxy material to their principals, and the Company will reimburse these parties for any out-of-pocket expenses.
VOTING PROCEDURES
      A majority of the outstanding shares of Common Stock present or represented by proxy at the 2006 Annual Meeting constitutes a quorum for the transaction of business. An officer of the Company will tabulate all votes cast, in person or by submission of a properly executed proxy, before the closing of the polls at the meeting. We will appoint an inspector of elections at the meeting. The affirmative vote of holders of a plurality of the Common Stock present or represented by proxy at the meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. For ratification of the independent auditor and any other matters presented for a vote of stockholders, the affirmative vote of holders of a majority of the Common Stock present or represented by proxy at the meeting and entitled to vote is required. Therefore, on any such matters, abstentions have the effect of a negative vote, and broker non-votes will not be taken into account.
PROPOSALS OF STOCKHOLDERS
      Stockholders who intend to submit a proposal at the annual meeting of stockholders in 2007 and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, stockholder proposals must be received by the Secretary of the Company at the Company’s principal executive offices no later than December 24, 2006.

ADDITIONAL INFORMATION
      The Corporate Governance Guidelines, the Code of Business Conduct and Ethics, the Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Senior Financial Officer and the charters of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee are available on our website (www.westernrefining.com), and copies of these documents are available to stockholders, without charge, upon request.
      The Annual Report to Stockholders of the Company for the year ended December 31, 2005, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. Western Refining, Inc. will furnish a copy of its Annual Report for the year ended December 31, 2005, without exhibits, free of charge to each person who forwards a written request to the Chief Administrative Officer, Western Refining, Inc., 6500 Trowbridge Drive, El Paso, Texas 79905.

ANNEX A
WESTERN REFINING, INC.
AUDIT COMMITTEE CHARTER

I.	Effectiveness
      Upon approval by the Board of Directors of the Company (the “Board”), this Charter will become effective.

II.	Function
      The Audit Committee (the “Committee”) is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Committee assists the Board in monitoring the following:

•	the integrity of the financial statements of the Company;

•	the Independent Auditor’s qualifications, independence and performance;

•	the Company’s internal audit function and systems of internal controls over financial reporting and disclosure controls and procedures; and

•	compliance by the Company with legal and regulatory requirements.

III.	Committee Membership
      The Committee shall, within one year after listing of the Company’s common stock on the New York Stock Exchange (“NYSE”), be comprised of at least three members, one of whom shall be appointed on the date of the Company’s listing of common stock on the NYSE, another shall be appointed within 90 days thereafter and a third shall be appointed within one year after such date. Each member of the Committee shall meet the independence and experience requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE. All members of the Committee shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, within 90 days after listing of the Company’s common stock on the NYSE, at least one member of the Committee shall be an “audit committee financial expert,” as defined under the Exchange Act.
      The members of the Committee and the Chairman of the Committee shall be appointed and may be replaced by the Board.

IV.	Meetings
      The Committee shall meet as frequently as necessary, but not less frequently than quarterly. The Committee shall conduct special meetings as determined by the Chairman of the Committee or at the request of the Chief Executive Officer, President or Chief Financial Officer or the independent public accounting firm engaged by the Company to perform audit services (referred to in this Charter as the “Independent Auditor”). Meetings may be in person, by telephone or videoconference as needed to conduct the business of the Committee. For the transaction of any business at any meeting of the Committee, a majority of the members shall constitute a quorum. The Committee shall take action by the affirmative vote of a majority of the members present at a duly held meeting. The Committee may also take action by unanimous written consent to the fullest extent permitted by the Delaware General Corporation Law. The Committee shall maintain minutes of all of its meetings.
      The Committee shall meet periodically in separate executive sessions with each of management and the Independent Auditor and have such other direct and independent interaction with such persons from time to time as the Committee deems appropriate. The Committee may request any officer or employee of the Company, the Company’s outside counsel or Independent Auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

V.	Responsibilities
      The Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations. In addition, the Committee recognizes that the Company’s management, the Independent Auditor and the Company’s Compliance Officer have more knowledge and more detailed information about the Company than do the members of the Committee. Consequently, in carrying out its oversight responsibilities, it is not the duty of the Committee to plan or conduct audits or determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor.
      It is not the intent of this Audit Committee Charter to subject individual members of the Committee to any increased exposure to liabilities in excess of those generally imposed on members of the Board under applicable laws.
      The following functions shall be the common recurring activities of the Committee in carrying out its oversight responsibility. The Committee shall have and may exercise all powers and authority of the Board in connection with carrying out its functions and responsibilities. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate. The Committee shall carry out the following responsibilities:

A. Independent Auditor. The Independent Auditor shall report directly to the Committee.

The Committee shall:

(1) Have sole authority to appoint the Independent Auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the Independent Auditor for the purpose of preparing or issuing an audit report or related work.

(2) Evaluate the qualifications, performance and independence of the Independent Auditor, including the performance of the lead partner, giving consideration to the range of audit and non-audit services performed, at least annually.

(3) Obtain and review a report from the Independent Auditor regarding (i) the internal quality control procedures of the Independent Auditor, at least annually, and (ii) any material issues that are raised by the most recent internal quality-control review, or peer review, of the Independent Auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the Independent Auditor and any steps taken to deal with any such issues.

(4) Review and approve in advance all audit and lawfully permitted non-audit services to be provided by the Independent Auditor and the fees for such services. The Committee may delegate to one or more Committee members the authority to pre-approve auditing and non-auditing services that are otherwise permitted by law, provided that such pre-approval shall be presented to the full Committee at its next scheduled meeting. Pre-approval of non-audit services (other than review and attestation services) shall not be required if such services fall within exceptions established by the Securities and Exchange Commission (“SEC”).

(5) Receive annually from the Independent Auditor a formal written statement delineating all relationships between the Independent Auditor and the Company, consistent with Independence Standards Board Standard No. 1. The Committee is responsible for actively engaging in a dialogue with the Independent Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the Independent Auditor and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the Independent Auditor.

(6) Review and discuss the following items with management and the Independent Auditor at the completion of the annual audit of the Company’s financial statements included in the Company’s Annual Report on Form 10-K (the “Form 10-K”) prior to its filing:

a. the Company’s annual financial statements, including disclosures made in management’s discussion and analysis, and related footnotes;

b. the results of the Independent Auditor’s audit of the financial statements and its report with respect thereto;

c. any serious difficulties or disputes with management encountered during the course of the audit; and

d. other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards, including discussions relating to the Independent Auditor’s judgments about such matters as the quality, not just the acceptability, of the Company’s accounting practices and other items set forth in SAS 61 (Communication with Audit Committees) or other such auditing standards that may in time modify, supplement or replace SAS 61.

(7) Review and discuss with management and the Independent Auditor: (a) the Company’s internal controls over financial reporting and the report assessing the effectiveness of internal controls and (b) the Independent Auditor’ attestation of management’s report assessing the effectiveness of internal controls prior to filing of the Form 10-K.

(8) Review with management and the Independent Auditor the financial information contained in each of the Company’s Quarterly Reports on Form 10-Q prior to its filing and the results of the Independent Auditor’s review of the interim financial information.

(9) Review and discuss quarterly with the Independent Auditor:

a. all critical accounting policies and practices;

b. all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the Independent Auditor;

c. other material written communications between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences; and

d. material issues on which the national office of the Independent Auditor was consulted by the Company’s audit team.

B. Compliance. The Committee shall:

(1) Review procedures, at least annually, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

(2) Obtain reports from management regarding any complaints that have been received by the Company regarding accounting, internal accounting controls or auditing matters.

(3) Obtain reports from management and the Independent Auditor that the Company and its subsidiary entities are in conformity with applicable legal requirements.

(4) Review the Company’s compliance policies and procedures and advise the Board as to whether any changes to any policy or procedure is recommended.

(5) Review and approve all related-party transactions, defined by, or those transactions required to be disclosed under, Item 404 of Regulation S-K.

(6) Discuss with the Company’s general counsel legal matters that are required to be disclosed in any reports filed pursuant to the Exchange Act and any material inquiries received from regulators or governmental agencies.

C. Other Authority and Responsibilities. The Committee shall:

(1) Have the authority, to the extent that it deems necessary or appropriate, to engage and determine funding for independent legal, accounting or other advisors.

(2) Review any letters sent by the Independent Auditor to management and management’s response to any such letters and/or reports.

(3) Maintain a channel of communication between the Board and each of the Company’s (i) Independent Auditor, (ii) principal financial and accounting officers and (iii) compliance officer, and provide sufficient opportunity for each to meet with the members of the Committee to discuss any matter within the scope of each of their respective responsibilities.

(4) Recommend to the Board whether the Company’s annual audited financial statements and accompanying notes should be included in the Form 10-K.

(5) Prepare and review the Audit Committee Report for inclusion in the proxy statement for the Company’s annual meeting of stockholders. In addition to all of the other items required to be included in such report by the rules promulgated by the SEC or other applicable law, the Audit Committee Report must state whether the Committee has:

a. reviewed and discussed the audited financial statements with management;

b. discussed with the Independent Auditor the matters required to be discussed by SAS 61, as may be modified or supplemented;

c. received the written disclosures from the Independent Auditor required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the Independent Auditor their independence; and

d. recommended to the Board, based on the review and discussions referred to in items (a) through (c) above, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

(6) Review the appointment and/or replacement of the Company’s chief financial officer, chief accounting officer and compliance officer.

(7) Discuss with the Independent Auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

(8) Consider major changes and other major questions respecting the appropriate auditing and accounting practices to be used in the preparation of the financial statements when presented by the Independent Auditor or management.

(9) Discuss with management the Company’s earnings announcements, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

(10) Review with management and the Independent Auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures, if any, on the Company’s financial statements.

(11) Discuss with management the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(12) Review the policy for the hiring of employees or former employees of the Independent Auditor and recommend changes to the Board for approval.

(13) Review and reassess the adequacy of this Audit Committee Charter on an annual basis and recommend any proposed changes to the Board for approval.

(14) Conduct an annual performance evaluation of the Committee.

(15) Report the Committee’s activities to the Board on a regular basis and otherwise when it deems necessary or desirable.

(16) Perform any other activities consistent with this Audit Committee Charter, the Company’s Bylaws and governing law, as the Board deems necessary or appropriate.
Adopted: January 10, 2006

WESTERN REFINING, INC.
6500 TROWBRIDGE DRIVE
EL PASO, TEXAS 79905

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Western Refining, Inc., c/o Scott D. Weaver, 6500 Trowbridge Drive, El Paso, Texas 79901.

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESTERN REFINING, INC.
Vote on Directors
1.	To elect TWO Class I Directors to serve a three-year term. Nominees for election as Class I Directors: 01) BRIAN J. HOGAN 02) SCOTT D. WEAVER	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for one or more nominees, mark “For All Except” and write down the number(s) of such nominee(s) on the line below.

		For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditor for fiscal year 2006	☐	☐	☐

In the discretion of the proxies, such other business as may properly come before the meeting and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for Director and FOR the ratification of the selection of Ernst & Young LLP as independent auditor, and, in the discretion of the proxies, with respect to such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR the election of the nominees for Director and FOR the ratification of the selection of Ernst & Young LLP as independent auditor.

For address changes, please check this box and write them on the back where indicated.	☐

NOTE: Please sign, date and return your instructions promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

WESTERN REFINING, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 24, 2006
      The Annual Meeting of the Stockholders of Western Refining, Inc. (the “Company”) will be held on Wednesday, May 24, 2006, at 9:00 a.m. local time, at Camino Real Hotel, located at 101 South El Paso Street, El Paso, Texas.
      The undersigned, having received the notice and accompanying Proxy Statement for said meeting, hereby constitutes and appoints Paul L. Foster and Scott D. Weaver, or any of them, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the Annual Meeting scheduled to be held on May 24, 2006, or at any adjournment or postponement thereof on all matters coming before said meeting, all shares of Common Stock of Western Refining, Inc. which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.
YOUR VOTE IS IMPORTANT
TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.
(Continued and to be dated and signed on the reverse side.)

ADDRESS CHANGE:

(If you noted any address changes above, please check the corresponding box on the reverse side.)